Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2004

NEWPORT, Wales, United Kingdom, February 01, 2005 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its fourth quarter and year ended December 31, 2004. Revenues for the year ended December 31, 2004 were $36.8 million, an increase of 28 percent compared to $28.8 million for the prior year. Revenues for the fourth quarter were $10.0 million, an increase of 8 percent compared to $9.3 million for the fourth quarter of 2003, and an increase of 1 percent from $9.9 million for the third quarter of 2004.

Operating loss for the year ended December 31, 2004 was $15.6 million compared to $25.5 million in the year ended December 31, 2003. Operating loss for the quarter was $3.1 million compared to an operating loss of $4.9 million for the fourth quarter of 2003 and an operating loss of $1.5 million for the third quarter of 2004.

Net loss applicable to common shares for the year ended December 31, 2004 was $13.8 million or $0.88 per share, compared to a net loss of $24.6 million, or $1.77 per share in the year ended December 31, 2003. Net loss applicable to common shares for the fourth quarter was $1.6 million, or $0.10 per share, compared to a net loss of $4.0 million, or $0.26 per share in the fourth quarter of the prior year and net loss applicable to common shares of $1.6 million, or $0.10 per share for the third quarter of 2004.

Revenue deferred under our revenue recognition policy decreased to $2.5 million at December 31, 2004 compared to $5.8 million at December 31, 2003. The book to bill ratio for the quarter was 1.12:1

“I am pleased to report the highest annual revenues for Trikon since 2001, supported by the highest annual orders since year 2000,” said Bill Chappell, chief financial officer. “Orders were up 34 percent on the prior year and revenues were up 28 percent. In particular, orders and revenues in the fourth quarter were up on the third quarter and we achieved a book to bill in excess of 1 in the fourth quarter.”

“Trikon has now realigned its business to focus on a strategy of firstly being a niche technology player where we can win business within a twelve month timeframe and secondly as an attentive supplier to the cost conscious consumer and power device makers who are not best served by the major equipment providers,” said Dr. Macneil, chief executive officer. “The opportunities for Trikon at 200mm for deposition and plasma etch are yielding revenue now, and we believe that our 300mm gap-fill CVD also offers revenue opportunities globally at leading edge semiconductor makers.”

“The increased bookings, in what has generally been a deteriorating market, supports this strategy,” continued John Macneil. “The technology developments we undertake, and patent, to support our customers enable us to add value and differentiate our products in these new markets, especially as they expand and become of more interest to our larger competitors.”

“Europe is our largest market today representing 61% of our revenue in 2004, with a further 29% in the USA and the remaining 10% in Asia, with our Asian business increasing 158% from 2003 to 2004. Our sales and marketing efforts in Asia provide us with a clear indication that we can continue to grow sales there in 2005,” said Dr. Macneil. “The recent announcement of the shipment of a Planar 300 CVD tool to a major Japanese IDM is just one example of our penetration into the rapidly growing Japan/Asia market.”

Dr Macneil concluded, “Trikon is the leading PVD vendor to the emerging Bulk Acoustic Wave (BAW) resonator market based on superior technology and the largest number of customers in this market. All of the signs indicate this market will continue to grow globally, driven by mobile telecoms using discrete BAW devices and Systems in a Package (SiP) / Systems on a Chip (SoP) solutions. We intend to continue funding research and development expenditure in this area and will continue to expand our product offering to the rapidly expanding SiP market with our advanced Deep Si etch and dielectric CVD products.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, to discuss the results for the fourth quarter ended December 31, 2004 and the outlook for the first quarter of 2005. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies is a leading provider of wafer fabrication equipment and services to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in all electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on the World Wide Web at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact:	Bill Chappell	+44 1633-414192	bill.chappell@trikon.com

US IR contact:	Kevin Kirkeby	+1 646-284 -9416	kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation, statements by Dr Macneil and Bill Chappell about Trikon’s business strategy, the potential for revenue growth from applications, including BAW and from Gapfill

CVD at leading edge semiconductor makers, the ability to grow our sales in Asia, the ability to penetrate the expanding SiP market including deep silicon etch and the ability to generate revenue from the shipment to a major Japanese IDM. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants and possible changes in the company’s strategy. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

Trikon Technologies Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$21,202	$31,646
Accounts receivable, net	8,595	11,287
Inventories, net	16,543	15,257
Prepaid and other current assets	2,782	4,855

Total current assets	49,122	63,045

Property, equipment and leasehold improvements, net	13,597	16,896
Demonstration systems, net	551	2,814
Other assets	391	374

Total assets	$63,661	$83,129

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowing	$9,600	$—
Accounts payable and accrued expenses.	5,709	5,785
Accrued expenses.	1,719	1,399
Warranty and related expenses.	1,171	1,285
Current portion of long-term debt	281	11,736
Deferred revenue	2,482	5,803
Other current liabilities	971	2,635

Total current liabilities	21,933	28,643

Long-term debt less current portion	91	188
Other non-current liabilities .	782	928

	$22,806	$29,759

Shareholders’ equity
Preferred Stock:
Authorized shares — 20,000,000 Issued and outstanding — None at December 31, 2004 and 2003	$—	$—
Common Stock, $0.001 par value:
Authorized shares — 50,000,000 Issued and outstanding —15,754,985 at December 31, 2004 and 15,635,888 at December 31, 2003	261,416	261,217
Accumulated other comprehensive loss	2,901	1,833
Accumulated deficit	(223,462)	(209,680)

Total shareholders’ equity	40,855	53,370

Total liabilities and shareholders’ equity	$63,661	$83,129

Trikon Technologies Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended (Unaudited)		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues:
Product revenues	$9,982	$9,275	$36,684	$28,710
Licence revenues	31	10	157	108

	10,013	9,285	36,841	28,818

Costs and expenses:
Cost of goods sold	6,299	6,072	25,062	21,086
Research and development	1,841	2,831	8,607	9,629
Selling, general and administrative	5,018	5,384	19,932	20,032
Restructuring cost	—	—	(1,200)
Settlement of pension liabilities and related expenses	—	(80)		3,542

	13,158	14,207	52,401	54,289

Loss from operations	(3,145)	(4,922)	(15,560)	(25,471)
Foreign currency gains	1,568	473	1,934	573
Interest (expense) income, net	23	(18)	60	27
Other Income	—	474	—	474

Loss before income tax charge	(1,554)	(3,993)	(13,566)	(24,397)
Income tax charge	51	49	216	236

Net loss	$(1,605)	$(4,042)	$(13,782)	$(24,633)

Loss per share data:
Basic:	$(0.10)	$(0.26)	$(0.88)	$(1.77)
Diluted:	$(0.10)	$(0.26)	$(0.88)	$(1.77)
Weighted average common shares used in the calculation:
Basic:	15,754	15,258	15,738	13,928
Diluted:	15,754	15,258	15,738	13,928

5